Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS NAMES CHIEF FINANCIAL OFFICER AND ANNOUNCES OTHER EXECUTIVE APPOINTMENTS

WINSTON-SALEM, N.C. (Oct. 4, 2011) – HanesBrands (NYSE: HBI) today announced that it has promoted Richard D. Moss to chief financial officer effective immediately.

Moss, 53, who has served as the company’s treasurer since January 2006, was chosen to fill the open CFO position after an extensive review of internal and external candidates. Moss will oversee the company’s global finance, investor relations and corporate development functions.

“I am pleased to announce Rick’s well-deserved promotion to CFO,” said Hanes Chairman and Chief Executive Officer Richard A. Noll. “Rick has been an instrumental member of the Hanes finance team since the company’s spinoff and has played an integral role in our success. As CFO, he will add significant value to the company based on his finance skills, knowledge of the business, and his past experience as CFO of a publicly traded company.”

Moss, who will report to Noll, has been responsible for treasury, corporate development, risk management, and the tax and credit functions at Hanes. Prior to joining the company, he served as vice president and chief financial officer of publicly traded Chattem, Inc., a leading marketer and manufacturer of over-the-counter consumer health-care products. He has also held treasurer and senior finance positions with Sealy Mattress Company, Ansaldo Signal NV, Union Switch & Signal, and General Motors’ Saturn Corp. subsidiary.

The company also announced the appointment of Gerald W. Evans Jr. and William J. Nictakis as co-chief operating officers with joint responsibility for running all of the company’s businesses. Reporting to the co-chief operating officers will be the presidents of the company’s innerwear, outerwear, and direct-to-consumer businesses, as well as the leaders of the company’s international businesses. Evans and Nictakis will also oversee the company’s global supply chain and information technology functions.

HanesBrands Names Chief Financial Officer and Announces Other

Executive Appointments – Page 2

Evans, 52, who most recently was president of the company’s international businesses and the company’s global supply chain, joined Hanes in 1983 and has served in numerous leadership and senior executive capacities. Nictakis, 51, who most recently served as president of domestic businesses, joined Hanes in 2007 after significant success as a senior executive of commercial operations with Sara Lee Corp.’s Food & Beverage division and PepsiCo’s Frito-Lay, Inc., subsidiary.

Dale W. Boyles, HanesBrands’ controller and chief accounting officer who served as interim CFO since May 2011, has been appointed to the new position of operating chief financial officer, reporting to Moss. Boyles, 50, will lead the finance organization that supports Evans and Nictakis as co-chief operating officers.

“Gerald and Bill have taken on increasing operating responsibilities over the past year and are uniquely qualified to serve in the co-chief operating officer capacity,” Noll said. “Dale will play a critical role in supporting Gerald and Bill and the success of our company’s day-to-day operations. We also thank Dale for taking on the added responsibilities of interim chief financial officer as we conducted our search.”

HanesBrands

HanesBrands is a leading socially responsible manufacturer and marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanes has approximately 55,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com. Hanes is a U.S. Environmental Protection Agency Energy Star Partner of the Year for 2010 and 2011 and ranks No. 91 on Newsweek magazine’s Top 500 greenest U.S. company rankings.

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